Exhibit 99.1

Chimerix Announces First Quarter 2013 Financial Results

Management to host conference call today at 8:00 a.m. ET

DURHAM, NC, May 13, 2013 – Chimerix, Inc. (NASDAQ: CMRX), a biopharmaceutical company developing novel, oral antivirals in areas of high unmet medical need, today reported financial results for the quarter ended March 31, 2013.

“Since the beginning of the year Chimerix has achieved significant progress in important corporate and clinical milestones,” said Kenneth I. Moch, President and CEO of Chimerix. “Key among these is the successful completion of our Initial Public Offering (IPO), generating $117.9 million in gross proceeds. In the first quarter, the U.S. Food and Drug Administration (FDA) granted Fast Track designation for CMX001 for the prevention of cytomegalovirus (CMV) infection in adult hematopoietic stem cell transplant (HSCT) recipients, and we recently announced the final study design for the Phase 3 SUPPRESS trial of CMX001 in this indication. The primary use of our IPO proceeds will be to initiate SUPPRESS later this year and conduct the trial through completion and data release which is targeted for 2015.”

Business Highlights

•	Completed IPO generating gross proceeds of $117.9 million
•	Finalized study design for Phase 3 SUPPRESS trial of CMX001 for the prevention of CMV infection in HSCT recipients
•	Successfully completed Clinical Pharmacology studies including a Dedicated QTc Study required to initiate dosing in SUPPRESS
•	Granted Fast Track Designation by the FDA for CMX001 for the prevention of CMV infection
•	Appointed Michael D. Rogers, Ph.D. as Chief Development Officer
•	Appointed Ernest Mario, Ph.D. as Chairman of the Board of Directors

First Quarter 2013 Financial Results

Chimerix reported a net loss of $9.1 million which, when coupled with the $25.5 million in accretion of redeemable convertible preferred stock, resulted in a net loss of $22.58 per basic and diluted share for the first quarter of 2013. For the first quarter of 2012, Chimerix had a net loss of $6.9 million which, when coupled with the $0.9 million in accretion of redeemable convertible preferred stock, resulted in a net loss of $5.14 per basic and diluted share. The increase in net loss per basic and diluted share in the first quarter of 2013 compared to the prior year period is primarily due to the increase in accretion of redeemable convertible preferred stock.

Revenues for the first quarter of 2013 were $1.8 million, compared to $3.1 million for the same period in 2012. Revenues for both quarters consisted of contract revenue from Chimerix’s contract with the Biomedical Advanced Research and Development Authority (BARDA) for the development of CMX001 as a medical countermeasure against smallpox. The decrease in revenue for the first quarter of 2013 compared to the prior year period is a reflection of Chimerix nearing completion of the base segment of the BARDA contract. The Company is in discussions with BARDA regarding subsequent segments of the contract.

Operating expenses for the first quarter of 2013 were $8.3 million, compared to $8.6 million for the same period in 2012. Research and development expenses were $6.5 million for the first quarter of 2013, compared to $6.6 million for the same period in 2012. General and administrative expenses were $1.8 million for the first quarter of 2013, compared to $1.9 million for the same period in 2012.

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

Interest expense was $400,000 in the first quarter of 2013, compared to $100,000 in the same period in 2012. This increase was due to a higher amount of venture debt carried in the first quarter of 2013 compared with the prior year period as a result of a draw-down of a $12.0 million second tranche of venture debt in the third quarter of 2012.

Cash, cash equivalents and short-term investments were $22.9 million at March 31, 2013, compared to $29.8 million at December 31, 2012. Following the completion of Chimerix’s recent IPO, the pro forma balance sheet at March 31, 2013, shows $134.1 million in cash, cash equivalents and short-term investments, $14.3 million in debt and 25.7 million outstanding shares of common stock.

Today’s Conference Call and Webcast

Chimerix will host a conference call and live audio webcast to discuss its first quarter 2013 accomplishments and financial results today at 8:00 a.m. ET. To access the live conference call, please dial 877-354-4056 (domestic) or 678-809-1043 (international) at least five minutes prior to the start time and refer to conference ID 59592068.

A live audio webcast of the call will also be available on the Investors section of the company’s website, www.chimerix.com. An archived webcast will be available on the Chimerix website approximately two hours after the event.

About Chimerix

Chimerix, a biopharmaceutical company based in Durham, NC, is committed to the discovery, development and commercialization of novel, oral antiviral therapeutics designed to transform patient care in areas of high unmet medical need. Chimerix’s proprietary lipid technology has given rise to two clinical-stage lipid acyclic nucleoside phosphonates, CMX001 and CMX157, which have demonstrated the potential for enhanced activity and safety in convenient, orally administered dosing regimens. CMX001 has shown broad-spectrum activity against double-stranded DNA viruses, including all of the herpesviruses, adenoviruses and polyomaviruses. Chimerix anticipates beginning the Phase 3 SUPPRESS trial in 2013 for the prevention of cytomegalovirus infection in hematopoietic stem cell transplant recipients. Chimerix’s second product candidate, CMX157, an oral nucleotide analog lipid-conjugate for the treatment of HIV infection, was licensed to Merck in July 2012.

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Chimerix’s timing for initiating the Phase 3 SUPPRESS trial, the efficacy of CMX001 and its ability to provide a broad spectrum of antiviral activity and the positive impact of CMX001 on transplant recipients. Risks that contribute to the uncertain nature of the forward-looking statements include: the accuracy of Chimerix’s estimates regarding its ability to initiate the SUPPRESS trial; the success of the SUPPRESS trial and Phase 2 trials; the demonstrated efficacy of CMX001 in the SUPPRESS trial and Phase 2 trials; the accuracy of Chimerix’s estimates regarding expenses and capital requirements; regulatory developments in the United States and foreign countries; Chimerix’s ability to obtain and maintain intellectual property protection for CMX001; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Chimerix’s filings with the Securities and Exchange Commission, including without limitation its Registration Statement on Form S-1 that was originally filed with the Securities and Exchange Commission on March 8, 2013, and the amendments thereto. All forward-looking statements contained in this press release speak only as of the date on which they were made. Chimerix undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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CHIMERIX CONTACTS:

Rebecca Heath, 919.972.7124

Elizabeth Kelly, 919.972.7109

MEDIA CONTACT:

Tony Plohoros

908.940.0135

tplohoros@6degreespr.com

INVESTOR CONTACT:

Lilian Stern
212.362.1200

lilian@sternir.com

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

CHIMERIX, INC.

BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$12,039	$19,906
Short-term investments, available-for-sale	10,877	9,849
Accounts receivable	1,228	783
Prepaid and other current assets	1,705	983
Deferred financing costs, current portion	31	33
Total current assets	25,880	31,554

Property and equipment, net of accumulated depreciation	391	407
Deposits	22	22
Deferred financing costs, less current portion	40	48
Total assets	$26,333	$32,031

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$2,711	$1,964
Accrued liabilities	1,713	906
Loan payable, current portion	5,519	4,753
Total current liabilities	9,943	7,623

Other long-term liabilities	338	337
Loan payable, less current portion	8,480	9,867
Redeemable convertible preferred stock warrant liability	9,715	7,512
Total liabilities	28,476	25,339

Redeemable convertible preferred stock	133,248	107,723

Stockholders’ deficit:
Common stock, $0.001 par value, 89,700,000 shares authorized at March 31, 2013 and December 31, 2012; 1,536,577 and 1,533,996 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	3	3
Additional paid-in capital	-	-
Accumulated other comprehensive loss	(3)	(2)
Accumulated deficit	(135,391)	(101,032)
Total stockholders’ deficit	(135,391)	(101,031)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$26,333	$32,031

CHIMERIX, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2013	2012
Revenues:
Contract and grant revenue	$1,771	$3,078
Total revenues	1,771	3,078
Operating expenses:
Research and development	6,498	6,642
General and administrative	1,821	1,926
	8,319	8,568
Loss from operations	(6,548)	(5,490)
Other expense:
Interest expense, net	(356)	(109)
Fair value adjustments to warrant liability	(2,203)	(1,299)
Net loss	(9,107)	(6,898)
Other comprehensive loss:
Unrealized gain (loss) on securities available-for-sale	(1)	4
Comprehensive loss	$(9,108)	$(6,894)
Net loss	$(9,107)	$(6,898)
Accretion of redeemable convertible preferred stock	(25,525)	(900)
Net loss attributable to common stockholders	$(34,632)	$(7,798)
Per share information:
Net loss per common share, basic and diluted	$(22.58)	$(5.14)
Weighted-average shares outstanding, basic and diluted	1,534,016	1,517,465

CHIMERIX, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2013	2012
Operating activities
Net loss	$(9,107)	$(6,898)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	68	73
Non-cash interest expense	65	22
Amortization/accretion of premium/discount on investments	74	29
Share-based compensation costs	265	286
Fair value measurement of redeemable convertible preferred stock warrant liability	2,203	1,299
Net change in:
Accounts receivable	(445)	1,926
Prepaid expenses and other current assets and deposits	(722)	619
Accounts payable and accrued liabilities	1,554	(2,263)
Net cash used in operating activities	(6,045)	(4,907)
Investing activities
Purchase of property and equipment	(52)	(5)
Purchase of short-term investments	(1,853)	-
Maturities of short-term investments	750	5,893
Net cash provided by (used in) investing activities	(1,155)	5,888
Financing activities
Proceeds from exercise of stock options	8	-
Proceeds from loan payable	-	3,000
Debt discount	-	(15)
Repayment of loan payable	(675)	(2,601)
Stock offering and deferred financing costs	-	(23)
Net cash provided by (used in) financing activities	(667)	361
Increase (decrease) in cash and cash equivalents	(7,867)	1,342
Cash and cash equivalents at beginning of period	19,906	13,607
Cash and cash equivalents at end of period	$12,039	$14,949
Supplemental schedule of cash flow information
Interest payments	$44	$308